Exhibit 10.58

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Basic Contract on Joint Development and Grant of License

This Basic Contract on Joint Development and Grant of License (hereinafter “Contract”) is made and entered into as of November 10, 2006, by between MagnaChip Semiconductor, Ltd. (hereinafter “MC”) and Silicon Works Co., Ltd. (hereinafter “SW”).

Article 1 (Purpose)

The Agreement is designed to define rights and obligations of the two parties in SW’s granting to MC the license to manufacture and sell the contract product as defined in Article 2 of the Contract (“Contract Product”) that MC and SW co-developed by utilizing the technical information that SW had provided for the Contract Product (“Technical Information”).

Article 2 (Definition)

1.	“Contract Product” shall mean all products that MC and SW are currently co-developing and will co-develop in the future and all their Derivative Products, and product specifications for the Contract Product shall be specified in the Contract on Development of the Contract Product.

2.	“Derivative Product” shall mean any product whose gamma is changed from the Contract Product (in case of source driver) and any product whose design is changed from the Contract Product (reinforcement and complement of its characteristics).

3.	“Technical Information” shall mean any technical information, including but not limited to product specifications, test plan, assembly plan and RT plan that are required for MC to manufacture and sell the Contract Product. The Technical Information which shall be kept confidential is classified and specified as Confidential Information. The details are based on “Attachment 1.”

4.	“Co-development” shall mean a series of development activities for which SW takes the responsibility of design for the Contract Product, MC manufactures it, SW and MC jointly validate characteristics of the products and MC completes the development in accordance with the rule on new product introduction (“NPI,” hereinafter).

Article 3 (Grant of License)

1.	SW shall grant to MC the license that permits MC to manufacture and sell the Contract Product using SW’s Technical Information (including license to subcontract manufacturing and re-license).

2.	MC shall pay a running royalty to SW as prescribed in Article 7 of this Contract and in the Development Contract for the Contract Product in return for the grant of license as prescribed paragraph 1 of this Article.

Article 4 (Conduct development work)

1.	In accordance with the Product Specification as prescribed in the Development Contract for the Contract Product, MC and SW shall conduct development work in a good faith. In case of “Derivative Product,” MC and SW may determine product specification and development schedule through discussion when the development is needed.

2.	When MC manufactures the Contract Product, SW shall provide needed technological support to MC based on the Technical Information prescribed in paragraph 3, Article 2 of this Contract.

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3.	In case the development work is hindered due to the reasons for which one of the two parties is not responsible during the development work that was being executed based on this Contract, the party shall immediately notify the other party of the disturbance and if the reason for the disturbance is not removed through mutual consultation, either of the two parties may terminate this Contract by delivering written notice to the other party without taking any responsibility for contract violation.

4.	The development work stipulated in this Contract shall be deemed to be completed at the time when the Contract Product or the Derivative Product passes examination by the Quality Evaluation and Judgment Committee as stipulated in MC’s NPI, and SW shall provide utmost cooperation so that the Contract Product or Derivative Product passes the examination by the Quality Evaluation and Judgment Committee.

Article 5 (Buyer of the Contract Product)

1.	The Contract Product that MC manufactured or produced in accordance with license granted under Article 3 of this Contract, shall be supplied to LG.Philips LCD Co., Ltd., before any other entity in the volume that was agreed with LG.Philips LCD Co., Ltd.

2.	After fulfilling the supply obligation to LG.Philips LCD Co., Ltd., stipulated in Article 1 of the Contract, MC may sell the Contract Product to a third party without any restriction, under the condition that when MC sells the Contract Product to a third party, the timing shall be six (6) months or more after LG.Philips LCD Co., Ltd. conducted the first mass production of LCD modules that have the Contract Product attached.

Article 6 (Provision of Technical Information)

1.	SW shall provide Technical Information on the Contract Product as prescribed in Attachment 1 to MC under its responsibility and at its cost as per procedures and methods mutually agreed between the two parties.

2.	MC may ask for additional Technical Information without charge that is required to manufacture and sell the Contract Product through consultation with SW, and SW shall respond to such request.

Article 7 (Payment of running royalty)

1.	MC shall pay a running royalty which is equivalent to a certain percentage of the Net Selling Price” of the Contract Product in return for the license granted by SW based on this Contract by end of the next month of the month when the Contract Product was sold.

2.	The Net Selling Price referred to in this Contract shall mean the total selling amount minus all the expenses incurred for sales of the Contract Product including, but limited to the following amount and it is set as 0.1% of the total selling price.

	Discount given in accordance with transaction discount practice

‚	Price of the Contract Products that were returned due to defect

ƒ	Value-added tax imposed in relation to sale of the Contract Product

„	Insurance and transportation charges incurred in relation to sale of the Contract Product

3.	The rate of the running royalty for the Contract Product is determined based on agreement between the two parties when the Development Contract is sealed and the Development Contract, in principle, shall be signed 15 days before initiation of development of the Contract Product.

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4.	The rate of the running royalty, payment terms and penalty interest due to delinquencies are determined and prescribed in the Development Contract.

Article 8 (Development cost and schedule)

1.	The cost for design of the Contract Product is wholly borne by SW.

2.	The sample production cost for the Contract Product is wholly borne by MC under the condition that Masks consumed in this case shall be limited to 1.5 sets per product.

3.	Additional Mask costs that exceed the limit of paragraph 2 of this Article shall be paid by the party that caused those costs.

4.	The development schedule for the Contract Product is agreed between the two parties to meet the deadlines required by LG.Philips LCD Co., Ltd.

Article 9 (Technical Support)

1.	After finishing the first manufacturing of the Contract Product using Technical Information provided by SW, MC shall provide the reliability test result for the products. If the reliability test result indicates any problem that is caused by flawed design, SW shall provide the technical support to MC to resolve the identified problem with no charge.

2.	When there is any request by MC during the Contract period, SW shall provide to MC with no charge the design related technical support required for manufacturing, testing, field application engineering (FAE) and sale of the Contract Product using the Technical Information based on mutual consultation between the two parties. The detailed contents and method of technical support are determined and agreed by MC and SW based on MC’s request.

Article 10 (Ownership)

1.	The intellectual properties for the technical information that MC provided for the Contract Product is owned by MC and those for the technical information that SW provided for the Contract Product is owned by SW.

2.	The technical information that is developed jointly by MC and SW is co-owned by MC and SW and in case the co-owned technical information violates intellectual property of a third who raises claim for that or files related lawsuits, MC and SW shall respond to the claim or the lawsuits under the joint responsibility and joint payment for the incurred costs.

Article 11 (Warranty)

1.	In case MC finds any design flaw(s) after careful observation during sales or use of the Contract Product, it my take corrective measures including, but not limited to, recalls or may request that SW fix the flaw(s) including, but not limited to, design modification.

2.	In case of paragraph 1, SW shall take the responsibility of fixing the flaw(s) at its expense and compensate for all the losses that may have inflicted on MC due to design flaw(s) including costs for recall and product liability to a third party.

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Article 12 (Report and Investigation)

If deemed needed, SW, at its costs, may visit MC’s business sites to investigate materials used to calculate the running royalty or request MC to present related materials as long as such activities do not disturb MC’s usual business. But in this case, SW shall notify MC of purpose, timing, etc. of such visits 15 days in advance at the latest and MC shall provide utmost cooperation to SW’s investigation. SW’s visits and investigations as per this Article shall not exceed twice a year.

Article 13 (Intellectual property rights and indemnity)

In case a third party raises claim or files a lawsuit against MC or its customers for the reason that the technical information related to the Contract Product that SW has provided as per this Contract, SW shall indemnify MC or MC’s customers from such claim or lawsuit under its responsibility and at its costs and at the same time, it shall compensate for the entire loss that is inflicted on MC due to such claim or lawsuit.

Article 14 (Confidentiality)

Each of the parties shall not publicize existence of the Contract, its contents, all the technical information and related technical materials that it acquired or was provided from the other party in relation to the Contract, to others than persons concerned in this Contract without written agreement of the other party for five years following termination or expiry of the Contract and it shall not use or partially use the Contract for other purposes than is prescribed in this Contract. But MC may reveal non-confidential technical information to a third party with no prior written agreement from SW only if such revelation is needed for MC to sell the Contract Product to the third party for its business purposes.

Article 15 (Contract period and termination)

1.	Unless terminated per paragraph 2 and 3 of this Article, this Contract remains effective for five years after it is signed, and it is automatically renewed every year in case there is no written notice of termination of either of the two parties three months before expiry of the Contract at the latest.

2.	In case either of the parties violates the Contract, the other party may demand the violating party, in written manner, to execute its obligations within 30 days at minimum and in case such obligations are not fulfilled within the time frame given, it may immediately terminate the Contract via written notice.

3.	In case either of the following occurs to either of the two parties, the other party may immediately terminate the Contract via written notice.

a.	Bills or checks that are issued, guaranteed for payment or accepted by either of the two parties bounced or are suspended for trading.

b.	Forcible execution including seizure, provisional seizure and provisional disposition, is commenced to either of the two parties or their main assets

c.	Bankruptcy, liquidation, composition or company disorganization is commenced to either of the two parties.

d.	Due to any other events, usual business cannot be conducted.

4.

When the Contract is terminated or expired, the license granted as per this Contract immediately loses its effect and MC shall immediately return to SW or scrap according to SW’s instruction all related technical documents and other materials (including copies) held by MC or its subcontractors. But the Contract Product that is being

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manufactured or kept in stock may be sold, used or disposed in accordance with terms and conditions of the Contract within one year after the termination or expiration and it may postpone return of technical document or other materials during the period.

Article 16 (Compensation for damage)

Unless otherwise prescribed in this Contract, either of the two parties shall compensate for direct and actual losses that can be inflected on the other party in relation to execution of this Contract due to the reasons that it is responsible for.

Article 17 (Force majeure)

1.	Should either of the parties to this Contract fail to perform this Contract due to force majeure, such as earthquake, hurricane, flood, fire or any other unpreventable or unavoidable event, the party affected by the force majeure may be exempt from liability and shall immediately notify the other party in written form about the force majeure.

2.	In case such force majeure continues for 60 days or longer, either of the two parties may immediately terminate the Contract in written form without any responsibility for the other party.

Article 18 (Restriction on assignment)

Either of the two parties shall not assign to others this Contract or its rights prescribed in this Contract or have others fulfill its obligations for it, without prior written agreement of the other party. But, if needed to manufacture or sell the Contract Product, MC may assign to others this Contract or its rights prescribed in this Contract or have others fulfill its obligations for it under prior consultation with SW.

Article 19 (Others)

1.	All disputes that can happen in relation to this Contract are resolved by Seoul Central District Court which shall be the competent court.

2.	The articles of the Contract including, but not limited to Article 10, 11, 13, 14, 15, 16, 18 and any other articles that shall remain effective even after the Contract expires or is terminated, if need be.

3.	Deficiencies to this Contract or matters in relation to its interpretation are determined through mutual agreement and in case no agreement is established, commercial practices apply and in case no such commercial practices do not exist, related laws and regulations apply.

4.	The Contract may be revised based on written agreement and sealing (signature) of the two parties.

5.	The agreement reached verbally or in written form before this Contract is sealed shall lose its effect and replaced by this Contract.

Each of the two parties produces two copies of the Contract and keeps one copy each after signing it in order to prove existence and contents of the Contract.

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Nov. 10, 2006

MC: Magnachip Semiconductor, Ltd.

361- 725, 1, Hyangjeong-dong, Heongdeok-gu, Cheongju-si, Korea

CEO Sang Ho Park

SW: 104-13 Munji-dong, Yuseong-gu, Daejeon-si 305-380

CEO Dae Keun Han

Attachment 1 Technical Information

1.	Test Plan

2.	Assembly Plan

3.	R/T Plan

4.	Custom Tape manufacturing information

5.	Mask (FAB/Bump) manufacturing information